Exhibit 10.6

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [ ], 2020, by and between Neurotrope Inc., a Nevada corporation (“Neurotrope”), and Neurotrope Bioscience, Inc., a Delaware corporation (“SpinCo” and, together with Neurotrope, the “Parties”) shall become effective as of the Distribution (as defined below). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement dated as of the date of this Agreement by and between Neurotrope and SpinCo, including the Schedules thereto (the “Separation Agreement”).

W I T N E S S E T H:

WHEREAS, SpinCo is a wholly-owned subsidiary of Neurotrope and a member of its consolidated group;

WHEREAS, Neurotrope entered into an Agreement and Plan of Merger dated as of May 17, 2020, 2020 (the “Merger Agreement”), by and among Petros Pharmaceuticals, Inc., a Delaware corporation (“Parent”), PN Merger Sub 1, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent, PM Merger Sub 2, Inc., a Nevada corporation (“Merger Sub 2”), Neurotrope, and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (the “Company”), as amended, pursuant to which, among other things, (i) Merger Sub 1 will merge with and into the Company with the Company surviving as the surviving limited liability company (the “Metuchen Merger”), and (ii) Merger Sub 2 will merge with and into Neurotrope with Neurotrope surviving as the surviving corporation (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Separation Agreement, following the Mergers, Neurotrope shall distribute all of the shares of SpinCo (the “Distribution”) to those shareholders of Neurotrope that were shareholders of the Neurotrope as of [              ] prior to the Merger; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Definition of Terms. The following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“Distribution” has the meaning set forth in the recitals.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by the Separation Agreement, this Agreement or any other ancillary Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub 1” has the meaning set forth in the recitals.

“Merger Sub 2” has the meaning set forth in the recitals.

“Mergers” has the meaning set forth in the recitals.

“Metuchen Merger” has the meaning set forth in the recitals.

“Neurotrope” has the meaning set forth in the preamble.

“Neurotrope Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the Neurotrope Tax Group is or was a member and (ii) SpinCo.

“Neurotrope Merger” has the meaning set forth in the recitals.

“Neurotrope Tax Group” means Neurotrope and any Person that is or was a Subsidiary of Neurotrope as of the Distribution or at any time prior to the Distribution, excluding SpinCo.

“Ordinary Taxes” means Taxes other than Transfer Taxes described in Section 2.04.

“Parent” has the meaning set forth in the recitals.

“Parties” has the meaning set forth in the preamble.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Distribution Date.

“Records” has the meaning set forth in Section 3.06.

“Refund Recipient” has the meaning set forth in Section 2.05.

“Regulations” means the Treasury regulations promulgated under the Code.

“Separation Agreement” has the meaning set forth in the preamble.

“SpinCo” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 2.07.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms ordinary voting power to elect at least a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is directly or indirectly owned by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax Advisor” has the meaning set forth in Section 4.04.

“Tax Attribute” has the meaning set forth in Section 2.06(a).

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Taxing Authority.

“Tax Dispute” has the meaning set forth in Section 4.04.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01 Neurotrope Indemnification of SpinCo. After the Distribution, Neurotrope shall be liable for, and shall indemnify and hold SpinCo harmless from, the following Taxes (in each case, other than Taxes for which SpinCo is liable under Section 2.02):

(a)            Ordinary Taxes of Neurotrope and its Subsidiaries for any taxable period; and

(b)            Transfer Taxes for which Neurotrope is responsible under Section 2.04.

SECTION 2.02 SpinCo Indemnification of Neurotrope. After the Distribution, SpinCo shall be liable for, and shall indemnify and hold Neurotrope harmless from, the following Taxes, whether incurred directly by Neurotrope or indirectly through one of its Subsidiaries (but without duplication of any such Taxes that SpinCo has already paid (or caused to be paid) pursuant to Article VI):

(a)            Ordinary Taxes (i) of Neurotrope and its Subsidiaries for any Pre-Distribution Tax Period to the extent attributable to SpinCo, (ii) of SpinCo for any taxable period other than a Pre-Distribution Tax Period or (iii) of Neurotrope and its Subsidiaries imposed under Section 1.1503(d)-6 of the Regulations relating to the recapture of any “dual consolidated loss” (within the meaning of Section 1503(d)(2) of the Code) incurred by SpinCo.

(b)            Transfer Taxes for which SpinCo is responsible under Section 2.04.

SECTION 2.03 Allocation of Ordinary Taxes.

(a)            For purposes of Section 2.03(a)(i), in the case of any Neurotrope Consolidated Group:

(i)            If any Ordinary Taxes arise as a result of any adjustments made after the Distribution Date to the portion of the relevant Tax Return for a Pre-Distribution Tax Period that relates to SpinCo, the amount of Ordinary Taxes attributable to SpinCo shall equal the excess, if any, of (A) the amount of Ordinary Taxes actually payable by the Neurotrope Consolidated Group as a result of the adjustments for the relevant period over (B) the amount of Ordinary Taxes that would have been so payable had no adjustments been made to the portions of the relevant Tax Returns relating to SpinCo; and

(ii)            The amount of Ordinary Taxes shown as due on any Tax Return filed after the Distribution Date that are attributable to SpinCo shall equal the excess, if any, of (A) the amount of Ordinary Taxes actually shown as due on that Tax Return over (B) the amount of Ordinary Taxes that would have been shown as due on that Tax Return had SpinCo not been included in the Neurotrope Consolidated Group.

(b)            For the avoidance of doubt, SpinCo shall be liable for Taxes of any Neurotrope Consolidated Group under Section 2.02(a)(i) only to the extent any adjustment (as described in Section 2.03(a)(i)) or the inclusion of SpinCo in the relevant Neurotrope Consolidated Group (as described in Section 2.03(a)(ii)) results in an actual increase in the aggregate Tax liability of the Neurotrope Consolidated Group in any period. To the extent that any such adjustment or inclusion in one taxable period increases the amount of Ordinary Taxes actually payable by the Neurotrope Consolidated Group in another taxable period, principles consistent with those in Section 2.03(a) shall apply to determine the amount of Ordinary Taxes attributable to SpinCo.

SECTION 2.04 Allocation of Transfer Taxes. Neurotrope and SpinCo each shall be responsible for any Transfer Taxes incurred by the Neurotrope Tax Group and SpinCo, respectively, as a result of the Distribution. If, under applicable Law, both Parties or neither Party are liable for Transfer Taxes, then Neurotrope and SpinCo shall be equally responsible for such Transfer Taxes.

SECTION 2.05 Refunds, Credits and Offsets.

(a)            Subject to Section 2.06, if Neurotrope, SpinCo or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable under this Article II (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within 10 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 10 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

(b)            For purposes of Section 2.05(a), in the case of any Neurotrope Consolidated Group, the SpinCo shall be entitled to any refund of Taxes only to the extent of the excess, if any, of (i) the amount of any refund (or reduction in subsequent Taxes) that the Neurotrope Consolidated Group actually receives over (ii) the amount of any refund (or reduction in subsequent Taxes) that the Neurotrope Consolidated Group would have received had any adjustments made after the Distribution Date to the portions of any Tax Return relating SpinCo not been made.

SECTION 2.06 Carrybacks.

(a)            If a Tax Return of SpinCo for any taxable period ending after the Distribution Date reflects any net operating loss, net capital loss, excess Tax credit or other Tax attribute (a “Tax Attribute”), then SpinCo shall waive the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under applicable Law. In the event that SpinCo does carry back a Tax Attribute to a Pre-Distribution Tax Period, then (i) subject to Section 2.06(b), no payment with respect to such carryback shall be due to SpinCo from Neurotrope and (ii) if SpinCo receives any refund, credit or offset of any Taxes in connection with such carryback, SpinCo shall promptly pay to Neurotrope the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund).

(b)            Notwithstanding Section 2.06(a), if Neurotrope determines, in its sole discretion, that it has received, either from SpinCo under Section 2.06(a) or directly from a Taxing Authority, a refund of Taxes that SpinCo has actually paid to Neurotrope or to any Taxing Authority pursuant to this Agreement in connection with a carryback by SpinCo of a Tax Attribute to a Pre-Distribution Tax Period, Neurotrope shall pay (or repay) to SpinCo the amount of such refund (net of any Taxes imposed with respect to such refund); provided, however, that SpinCo agrees, upon Neurotrope’s request, to repay such amount (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event Neurotrope is required to repay such refund.

SECTION 2.07 Straddle Periods. For U.S. Federal income Tax purposes, the taxable year of SpinCo will close as of the end of the Distribution Date. For any taxable period that includes (but does not end on) the Distribution Date (a “Straddle Period”), Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the taxable period ended as of the close of business on the Distribution Date.

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01 Responsibility for Preparing Tax Returns. Neurotrope

(a)            With respect to any Tax Return that is required or permitted to be filed for a taxable period:

(i)            Neurotrope shall prepare and file all Tax Returns of the Neurotrope Tax Group that are required or permitted to be filed for any taxable period.

(ii)            Neurotrope shall prepare and file all Tax Returns of SpinCo for any taxable period ending on or before the Distribution Date, including any short taxable year ending by reason of the Distribution. SpinCo shall provide to Neurotrope any information or documentation as reasonably necessary for Neurotrope to prepare any such Tax Returns.

(iii)            SpinCo shall prepare and file any Tax Returns of SpinCo that are required or permitted to be filed for any taxable period ending after the Distribution Date, including any Straddle Period.

(b)            To the extent that any Tax Return described in Section 3.01(a) directly relates to matters for which SpinCo may have an indemnification obligation to Neurotrope, or that may give rise to a refund to which SpinCo would be entitled, under this Agreement, Neurotrope shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Tax Return of a Neurotrope Consolidated Group that do not relate primarily to SpinCo or (C) as mutually agreed by the Parties; (ii) notify SpinCo of any such portions not prepared on a basis consistent with past practice; (iii) provide SpinCo a reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by SpinCo; and (v) use commercially reasonable efforts to incorporate, in the portion of such Tax Return related to SpinCo’s potential indemnification obligation (or refund entitlement), any reasonable comments made by SpinCo relating to the Neurotrope’s compliance with clause (i). The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

(c)            Neurotrope shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(b), notify SpinCo of any amount (or any portion of any such amount) shown as due on that Tax Return for which SpinCo must indemnify Neurotrope under this Agreement. SpinCo shall pay such amount to the Neurotrope no later than one day prior to the due date (including extensions) of the relevant Tax Return. A failure of Neurotrope to give notice as provided in this Section 3.01(c) shall not relieve SpinCo from its indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.

(d)            Without the prior written consent of SpinCo (which consent shall not be unreasonably withheld, conditioned or delayed), Neurotrope shall not file, amend, withdraw, revoke or otherwise alter any Tax Return that relates to any event occurring on or before the Distribution Date to the extent such alternation could reasonably be expected to adversely and materially impact matters for which SpinCo may have an indemnification obligation to Neurotrope.

SECTION 3.02 Tax Contests. Neurotrope

(a)            Neurotrope or SpinCo, as applicable, shall, within 10 business days of becoming aware of any Tax Contest that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.02(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b)            Neurotrope shall have the exclusive right to control the conduct and settlement of any Tax Contest. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a SpinCo to have an indemnification obligation under this Agreement, then (i) Neurotrope shall keep SpinCo reasonably informed as to material aspects of any such Tax Contest, (ii) and Neurotrope shall not accept or enter into any settlement of such Tax Context without the consent of SpinCo, which consent shall not be unreasonably withheld or delayed.

SECTION 3.03 Cooperation. Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(a)            retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(b)            providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(c)            notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

ARTICLE IV

Indemnification Claims and Payments

SECTION 4.01 Indemnification Claims and Payments.

(a)            An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Section 3.01(c), the Indemnitee shall provide to the Indemnifying Party notice of such claim within 30 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b)            Except as otherwise provided in Section 3.01(c), the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c)            A failure by an Indemnitee to give notice as provided in Section 3.01(c) or this Section 4.01(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d)            Nothing in this Section 4.01 shall prejudice Neurotrope’s right to receive payments pursuant to Section 3.01(c).

SECTION 4.02 Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt of the Indemnity Payment (including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii)).

SECTION 4.03 Treatment of Indemnity Payments. Any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be treated by Neurotrope and SpinCo for all Tax purposes as a distribution from SpinCo to Neurotrope immediately prior to the Distribution (if made by SpinCo to Neurotrope) or as a contribution from Neurotrope to SpinCo immediately prior to the Distribution (if made by Neurotrope to SpinCo), except as otherwise required by applicable Law or a Determination.

SECTION 4.04 Tax Disputes. The Parties shall negotiate in good faith to resolve any disputes relating to Tax matters governed by this Agreement (“Tax Disputes”). If any Tax Disputes remain unresolved after 30 calendar days, the matter will be referred to a mutually acceptable Tax advisor with a reputable accounting firm (a “Tax Advisor”). The Parties shall instruct the Tax Advisor to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 60 calendar days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by the Parties.

ARTICLE V

Miscellaneous

SECTION 5.01 Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

SECTION 5.02 Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 5.03 Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 5.04 Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by the Separation Agreement.

SECTION 5.05 Counterparts; Entire Agreement.

(a)            This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b)            This Agreement, the Separation Agreement, the other ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 5.06 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 5.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.07.

SECTION 5.08 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 5.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 5.09 Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 5.10 Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement. In addition, copies of all documents mentioned in the preceding sentence shall also be sent to the address set forth below:

If to Neurotrope, to:

with a copy to:

If to SpinCo, to:

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Chrysler Center

666 Third Avenue

New York, NY 10017

Attn:       Abraham A. Reshtick, Esq.

Kenneth Koch, Esq.

Either Party may, by notice to the other Party, change the address to which such copies of documents are to be given.

SECTION 5.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 5.12 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.13 Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 5.14 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, Neurotrope shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. SpinCo shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither Neurotrope nor SpinCo would have entered into this Agreement.

SECTION 5.15 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 5.16 Interpretation. The rules of interpretation set forth in Section 12.14 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH STEP OF THE TRANSACTIONS QUALIFY FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 5.17 Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Neurotrope Inc.

by
Name:
Title:

Neurotrope Bioscience, Inc.

by
Name:
Title: